Common Stock Offering Investor Presentation NASDAQ: CARO November 2015 Filed pursuant to Rule 433 Issuer Free Writing Prospectus, Dated November 30, 2015 Relating to the Preliminary Prospectus Dated November 30, 2015 Registration Statement No. 333 - 206676

2 Disclaimer Certain statements in this presentation contain “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 , such as statements relating to future plans and expectations, and are thus prospective . Such forward - looking statements include but are not limited to statements with respect to plans, objectives, expectations, and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions . Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward - looking statements . Although we believe that the assumptions underlying the forward - looking statements are reasonable, any of the assumptions could prove to be inaccurate . Therefore, we can give no assurance that the results contemplated in the forward - looking statements will be realized . The inclusion of this forward - looking information should not be construed as a representation by Carolina Financial Corporation or any person that such future events, plans, or expectations will occur or be achieved . In addition to factors previously disclosed in the registration statement and reports filed by Carolina Financial Corporation with the Securities and Exchange Commission, additional risks and uncertainties may include, but are not limited to : the possibility that the final purchase accounting results for the recently completed branch acquisition could vary materially from those assumed in this presentation ; the possibility that any of the anticipated benefits of the branch acquisition will not be realized or will not be realized within the expected time period ; the risk that integration of operations with those of Carolina Financial Corporation will be materially delayed or will be more costly or difficult than expected ; the potential for customer relationships and operating results to be adversely affected by the branch acquisition . Additional factors that could cause our results to differ materially from those described in the forward - looking statements can be found in the registration statement and reports (such as our Registration Statement on Form 10 , Quarterly Reports on Form 10 - Q and Current Reports on Form 8 - K) filed with the SEC and available at the SEC’s Internet site (http : //www . sec . gov) . All subsequent written and oral forward - looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above . We do not undertake any obligation to update any forward - looking statement to reflect circumstances or events that occur after the date the forward - looking statements are made .

3 Offering Overview 15% Carolina Financial Corporation (NASDAQ: CARO) Common Stock $25 million $14.84 (as of 11/27/2015) 9,758,583 common shares (as of 11/6/2015) Organic growth, opportunistic acquisitions and general corporate purposes Raymond James & Associates, Inc. Keefe, Bruyette & Woods, Inc. Sandler O’Neill & Partners, L.P. Pre - Offering Shares Out. Issuer Type of Security Offering Size Share Price Pre - Offering Market Cap. Book - Running Managers Over - Allotment Option Co - Manager Use of Proceeds $144.8 million (as of 11/27/2015)

4 Financial Highlights (9/30/15 YTD) Total Assets 1,330,165$ NPAs / Total Loans (1) 0.89% Total Gross Loans 888,469 NPAs / Total Assets (1) 0.57% Deposits 1,033,951 Reserves / Total Loans (2) 1.15% Loans / Deposits 85.9% NPLs / Total Loans (1) (2) 0.57% ROAA 1.12% TCE / TA 7.63% ROAE 14.6% Net Interest Margin (3) 3.71% Attractive, Growing Franchise • Headquartered in Charleston, SC – Founded in 1996 – Approximately 400 employees • $1.3 billion in total assets – 2 nd largest bank headquartered in SC • Strong franchise in growing markets – Strong presence in Charleston and Myrtle Beach markets – These two markets are projected to grow at over 8% – well ahead of the U.S. • Track record of strong financial performance: annualized ROAA of 1.12% and ROAE of 14.6% YTD • Significant focus on increasing checking accounts: non - interest bearing deposits have increased 125% from 12/31/13 to 9/30/15 • Our bank earnings are complemented by a scalable national wholesale mortgage business that provides profitability in changing markets • Focus on continued profitable growth both organically and through M&A (1) Excludes performing troubled debt restructurings (TDRs) (2) Includes $62.1 million of purchased loans – no allowance (3) Tax - equivalent yield for the year - to - date period ended September 30, 2015 Source: Microsoft MapPoint North Carolina South Carolina Greenville Charlotte Raleigh Greensboro Myrtle Beach Wilmington Charleston Columbia Augusta Savannah Florence Winston Salem Asheville Branch Loan Production Office

5 Strong Culture and Company Goals Safety and Soundness Profitability Growth Vision: To Be THE Trusted Community Bank of Choice Mission: Values: Guiding Principles: Leadership Integrity Communication Quality Offering competitive community banking products and superior service experiences for our customers Creating an environment where our team members continually learn, develop and grow Responsibly participating in the growth and well - being of the communities we serve Maximizing the value of our shareholders’ investments over both the short - and long - term

6 William A. Gehman III Executive VP & CFO • CPA with more than 13 years of experience in financial institutions • Joined Coastal Financial Corporation as SVP and corporate controller in 2002 • Joined Carolina Financial Corporation in 2008 • Prior Senior Manager with Peat, Marwick, Mitchell & Co., a predecessor to KPMG LLP Seasoned Executive Management Team Jerold L. Rexroad President & CEO David L. Morrow Senior Executive VP President & CEO of CresCom Bank J. Huggins, III Executive VP & Secretary President of Commercial Banking, CresCom Bank Fowler Williams President, Crescent Mortgage • Appointed CEO of the Company in 2012, after joining the Company in 2008 and becoming CEO of Crescent Mortgage • Joined Coastal Financial Corporation in 1995 as EVP and CFO • Began career in 1982 with Peat, Marwick, Mitchell and Co., a predecessor to KPMG LLP, becoming a Partner in 1994 in charge of the financial services practice for South Carolina • Former President of Crescent Bank • Former President of Carolina First Savings and EVP and board member of Carolina First Bank • Serves on several boards and foundations, including the Federal Reserve Community Depository Institutions Advisory Council (CDIAC) and Clemson University Board of Visitors • 27 years of banking experience • Founding director and past President, CCO and Secretary of Crescent Bank • Director of Carolina Financial Corporation from 2001 to 2012 • Prior experience with C&S Bank and Carolina First Bank • Certified Mortgage Banker, the highest designation in the mortgage industry • Joined Crescent Mortgage Company in 1999 • Prior mortgage loan originator and state representative for a private mortgage insurance company

7 History of Growth 1997 2000 2015 2003 1996 - 1997 Carolina Financial Corporation founded 2011 CresCom Bank created from merger of Community FirstBank and Crescent Bank 2014 Closed acquisition of 13 FCBC branches 2004 Crescent Mortgage Company is acquired 2012 Jerry Rexroad and Bill Gehman named CEO and CFO, respectively 2014 Listed on NASDAQ as CARO 2014 Closed acquisition of St. George branch 2012 2015 Opened a branch in Greenville, South Carolina 2001 Crescent Bank opens in Myrtle Beach 2015 Exceeded $1 Billion in deposits 2013 Listed on OTCQB 1996 - 1997 Community FirstBank of Charleston opens in Charleston 2013 2014

8 Executing on Strategic Plan • Unified culture and focus of two separately chartered banks • Enhanced corporate culture, including founding CresCom University • Became publicly traded and listed on NASDAQ • Expanded target markets to include metropolitan markets in South Carolina and North Carolina • Significantly increased the number of commercial loan officers • Materially expanded the number of retail mortgage loan officers • Improved credit process by implementing a management loan committee • Disciplined focus on loan concentrations • Significantly increased core funding from $352MM at 12/31/12 to $610MM at 9/30/15 (1) • Focused on increasing non - interest bearing checking accounts • Had over 32,000 checking accounts as of October 2015 New Strategic Focus Strengthened Lending Team & Credit Culture Improved Funding Mix Initiate Growth through Acquisitions Achieve Strong Results Accelerate Organic Growth • Grown total assets from $889 million at 12/31/12 to $1.3 billion at 9/30/15 • Increased bank segment earnings from a loss in 2012 to $8.1 million for the nine months ended 9/30/15 • Opened branches in Cane Bay, Greenville, Litchfield, and Socastee • Increased loans by $151MM and deposits by $141MM, excluding acquisitions from 12/31/12 to 9/30/15 • Closed on purchase of St. George branch • Closed on purchase of branches from First Community Bank (VA) • Continuously identifying and evaluating acquisition opportunities in metropolitan markets (1) Core funding equals interest and non - interest bearing checking accounts, savings accounts and money market accounts

# Attractive, Growing Markets

- Our principal markets have stronger population and housing growth than South Carolina, North Carolina, the Southeast, and the U.S.
- The Myrtle Beach MSA was ranked as the second fastest-growing MSA in the nation from July 1, 2013 to July 1, 2014 [5]
- Our markets have strong employers including global companies such as Boeing, BMW, and Robert Bosch
- We have numerous colleges, universities, and military installations in our markets, which contribute to sustainable economic growth
- We have recently expanded into Greenville, SC and have a loan production office in Wilmington, NC
- We are focused on continuing to grow within our existing footprint and in growth markets throughout the Carolinas

**2016 – 2021 Projected Population & Housing Growth (%) [1]**



10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Projected Population Growth (2016 - 2021)
Projected Owner-Occupied Housing Growth (2016 - 2021)
8.9%
8.6%
9.3%
8.5%
6.6%
6.0%
5.9%
5.7%
5.9%
5.4%
5.0%
4.9%
4.5%
4.5%
3.8%
3.7%
Myrtle Beach
Charleston
Southeast NC
Greenville MSA
South Carolina
North Carolina
Southeast
U.S.

**Headquartered in Vibrant Charleston, SC Market**

- Home to the Port of Charleston, one of the largest ports in the U.S. with commercial and cruise traffic
- Significant manufacturing growth: Boeing plant expansion underway, Volvo plant under construction as of September 2015, and Mercedes plant construction planned for 2016
- #7 Where the Jobs Will Be [2]
- #4 Best Performing U.S. Metro for High Tech GDP Growth [3]
- #1 Travel Destination in the U.S. [4]

Carolina Financial CORPORATION

(1) Myrtle Beach market area includes Georgetown and Horry counties; Charleston market area includes Berkeley, Charleston, and Dorchester counties; Southeast NC market area includes Bladen, Brunswick, Columbus, and New Hanover counties (Source: SNL Financial LC)
(2) Forbes (2015) // (3) Milken Institute (2015) // (4) Conde Naste (2015) // (5) U.S. Census Bureau

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10 Carolina Financial Investment Rationale  Wholesale Mortgage Platform • Opportunity to capture significant profits in mortgage cycles • Ability to scale up and down to maintain profitability • Significant management expertise  Strong Credit Quality • Significantly improved credit quality • Low level of NPAs when excluding performing TDRs • Net recoveries in 2014 and YTD  Opportunity for M&A • Recently completed two branch acquisitions totaling 14 branches • Actively evaluating opportunities in the marketplace  Attractive Use of Proceeds • Continue organic growth in attractive South Carolina and North Carolina markets • Provides the means for an active and accretive M&A strategy  Experienced Management Team • Jerry Rexroad and Bill Gehman named CEO and CFO in 2012 • New management team served in the executive management of Coastal Financial Corporation • Deep team with strong past experience and local roots  Strong Franchise in Growth Markets • Core markets have strong demographics • Significant market share in Charleston and Myrtle Beach • Opportunity to expand in Greenville, SC; Wilmington, NC; and other nearby growth markets  Strengthening Bank Earnings • The bank segment is generating attractive profitability and is positioned to improve • Strong NIM, lower credit costs, and increased operating leverage have contributed to these goals  Focus on Improving Funding • Significant increase in the level of non - interest bearing deposits • Proven model to grow checking accounts  Improving Net Interest Margin • Net interest margin has grown over 2013 levels • Significant reduction in the cost of funds

Strengthening Commercial Banking Platform

12 Strong Balance Sheet Growth • We have grown loans by 2 3% since 12/31/12, excluding $81 million of acquired loans • We have grown non - interest bearing deposits by 74% since 12/31/12, excluding $45 million of acquired non - interest bearing deposits Total Deposits ($MMs) Total Gross Loans ($MMs) Total Assets ($MMs) $681 $605 $656 $580 $818 $888 $200 $400 $600 $800 $1,000 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 9/30/15 $52 $63 $82 $84 $143 $188 $638 $559 $571 $614 $821 $846 $690 $622 $653 $698 $964 $1,034 $ - $200 $400 $600 $800 $1,000 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 9/30/15 Total Non-Interest Bearing Deposits Total Interest Bearing Deposits $931 $826 $889 $882 $1,199 $1,330 $400 $600 $800 $1,000 $1,200 $1,400 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 9/30/15

13 Attractive Loan Mix, Reduction in Risk Loans (12/31/09) Loans (9/30/15) 1 - 4 Family 35% Home Equity 3% CRE 39% C&D 9% Consumer 1% C&I 13% • We have a strong real estate lending platform in attractive markets • We have a diversified and attractive loan mix • Our loan mix has a lower risk profile than it did during the financial crisis 1 - 4 Family 23% Home Equity 7% CRE 41% C&D 20% Consumer 1% C&I 8% FY2009 Yield on Loans: 5.60% YTD Yield on Loans: 4.79%

14 Solid Asset Quality ALLL / Nonperforming Loans (%) (1) • Our healthy asset quality is a result of our strong credit process • All loans greater than $1 million are approved by management loan committee • We run stress tests on the loan portfolio and conduct a semi - annual external credit review • Our allowance coverage of nonperforming loans is strong (1) Excludes performing troubled debt restructurings (TDRs ) NCOs / Average Loans (%) NPAs (Excl. TDRs) / Assets (%) (1) 4.61% 2.38% 1.05% 0.11% (0.15%) (0.14%) (1.00%) 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD Net Recoveries 7.33% 4.87% 2.42% 1.97% 0.47% 0.57% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 9/30/15 25% 35% 62% 73% 371% 202% 0% 50% 100% 150% 200% 250% 300% 350% 400% 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD

15 Improving Deposit Mix Deposits (12/31/09) Deposits (9/30/15) Noninterest - bearing Demand 18% Interest - bearing Demand 15% Money Market & Savings 26% Time Deposits 41% • Focus on increasing checking accounts as evidenced by the growth of non - interest bearing accounts from $37.5 million at 12/31/09 to $188.2 million at 9/30/15 (including $45.2 million acquired) • Improved deposit mix has resulted in a lower cost of funds Noninterest - bearing Demand 5% Interest - bearing Demand 4% Money Market & Savings 21% Time Deposits 70% FY2009 Cost of Funds: 2.38% YTD Cost of Funds: 0.54%

16 Expanding Net Interest Margin 5.42% 5.43% 5.28% 4.91% 4.90% 4.79% 3.10% 3.45% 3.61% 3.41% 3.62% 3.71% 1.79% 1.39% 0.98% 0.72% 0.63% 0.54% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD Yield on Loans Net Interest Margin (1) Cost of Funds (1) Tax - equivalent net interest margin

17 ($4.9) ($3.4) $5.0 $7.3 $8.1 (0.58%) (0.41%) 0.56% 0.73% 0.85% (0.90%) (0.60%) (0.30%) 0.00% 0.30% 0.60% 0.90% ($9.0) ($6.0) ($3.0) $0.0 $3.0 $6.0 $9.0 Bank Segment Earnings ($MMs) Bank Segment Earnings / Avg. Consolidated Assets (%) Strengthening Bank Segment Results Bank Segment Earnings (1) • The banking segment has returned to strong profitability • Credit costs have dropped significantly • Net interest margin has increased, principally as a result of a significantly lower cost of funds • We have leveraged the infrastructure of our bank to grow earning assets faster than operating costs • We have the capacity to continue to increase profitability at the bank through operating leverage • We aim to increase our bank’s profitability to 1.00% of average assets 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD 2010Y ($20.0) ($18.7) (2.00%) (1.84%) (1) Bank segment earnings as reported in public filings (includes intersegment revenues and expenses and excludes holding company expenses)

18 Attractive Wholesale Mortgage Platform

19 Scalable Wholesale Mortgage Platform $1,587 $1,319 $2,196 $1,618 $982 $770 $1,572 $1,436 $2,044 $1,755 $1,122 $1,088 152 146 240 184 114 164 0 50 100 150 200 250 $ - $500 $1,000 $1,500 $2,000 $2,500 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD bps CMC Originations ($MMs) National Originations ($B) (1) Gain on Sale & Fees (bps) Strong, Scalable Mortgage Platform • We purchase and originate loans guaranteed by certain federal agencies and conventional loans (both conforming and non - conforming) from over 2,000 correspondent partners, primarily community banks and credit unions • Most residential one - to - four family loans originated are sold in the secondary market, but we select attractive loans to hold in our bank portfolio • We often purchase or retain the servicing rights for these loans, which generates an attractive income stream and an inflow of non - interest bearing deposits • At September 30, 2015, we serviced $2 billion of loans for others, and the value of these servicing rights had a book value of $11.1 million and a fair value of $16.2 million • We have a scalable platform to adjust to market conditions and a changing rate environment • We maintain a strong credit underwriting process to limit repurchase risk (1) 2015 national originations estimate of $1.45 trillion allocated for 3 quarters for year - to - date figure Source: Mortgage Bankers Association

20 Opportunistic Earnings Driver • We can generate substantial profitability from the mortgage segment (depending on market conditions) as illustrated by the strong earnings during the refinancing boom in 2012 and 2013 • The profitability from our mortgage segment has been a key contributor to growing our tangible book value per share by a compound annual growth rate of 23% from 12/31/11 to 9/30/15 • Despite a more challenging environment for the mortgage industry in 2014 and year - to - date, our mortgage segment has continued to generate significant profitability • Our mortgage infrastructure is positioned to scale up or down to match the opportunity presented by the market environment Mortgage Banking Earnings Contribution (1) (2) (1) Mortgage segment earnings as reported in public filings (includes intersegment revenues and expenses and excludes holding company expenses) (2) Mortgage EPS equals segment earnings divided by weighted average diluted shares $5.9 $4.2 $21.0 $12.4 $1.9 $3.3 $0.64 $0.46 $2.28 $1.31 $0.19 $0.34 $- $0.50 $1.00 $1.50 $2.00 $2.50 $ - $5.0 $10.0 $15.0 $20.0 $25.0 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD Mortgage Earnings ($MMs) Mortgage Segment EPS ($)

21 Strategic Opportunity

22 Focus on Shareholder Results • We are a high performing financial institution as evidenced by our high ROA and ROE • We are focused on creating shareholder value through strong earnings and growing tangible book value per share • We have grown our tangible book value by a 22.7% CAGR since December 31, 2011 • We began paying a quarterly cash dividend to common shareholders in July 2013 • We have paid $0.08 of dividends year - to - date, representing a 7.1% payout of earnings Consolidated ROAA & ROAE Tangible Book Value per Share & Earnings per Share (1.24%) (0.11%) 2.02% 1.89% 0.84% 1.12% (25.1%) (2.1%) 31.3% 22.0% 9.4% 14.6% (30.0%) (20.0%) (10.0%) 0.0% 10.0% 20.0% 30.0% 40.0% (1.50%) (1.00%) (0.50%) 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% ROAA (%) ROAE (%) $5.05 $4.96 $7.33 $8.91 $9.67 $10.69 $(1.38) $(0.11) $1.83 $1.78 $0.88 $1.13 $(2.00) $(1.50) $(1.00) $(0.50) $ - $0.50 $1.00 $1.50 $2.00 $(12.00) $(8.00) $(4.00) $ - $4.00 $8.00 $12.00 2010Y 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD Tangible Book Value per Share ($) Earnings per Share ($) 2011Y 2012Y 2013Y 2014Y 9/30/15 YTD 2010Y

# Attractive Organic and Strategic Growth

- Proven ability to grow organically and through acquisitions
- Under the new management team, we have opened four de novo offices
- Demonstrated acquisition experience with two successful branch deals completed
  - Acquired 13 branches (12 net after closure) and one LPO from Virginia-based First Community Bancshares, Inc. (FCBC) in December 2014
  - Acquired St. George, SC branch in February, 2014
- Focused on M&A opportunities in the Carolinas
  - 25 banks with assets \$100MM - \$250MM [(1)]
  - 27 banks with assets \$250MM to \$500MM [(1)]
- Evaluate opportunities based on key shareholder metrics:
  - EPS accretion
  - TBV earnback


Winston Salem
Greensboro
Raleigh
Asheville
North Carolina
Charlotte
Greenville
South Carolina
Wilmington
Florence
Columbia
Myrtle Beach
Augusta
Charleston
Savannah
Branch
De Novo Branch
Loan Production Office
Acquired St. George Branch
Acquired FCBC Branches
Acquired FCBC LPO

(1) Includes banks and thrifts headquartered in North Carolina and South Carolina; excludes merger targets as of November 27, 2015
Source: SNL Financial LC; Microsoft MapPoint

Carolina Financial CORPORATION
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24 Investment Considerations x Focus on increasing shareholder value as evidenced by 23% compound annual growth in TBV per share from 12/31/11 to 9/30/2015 x Scarcity value – large foothold in the high growth Charleston and Myrtle Beach markets x Strong markets to support continued growth x Experienced, accomplished management team driving results x Profitability increasing in community banking segment x Track - record of improving deposit mix x Demonstrated acquisition experience, success and focus x Scalable mortgage platform provides an opportunity to generate earnings in changing markets